Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES A 38% INCREASE IN ITS QUARTERLY CASH DIVIDEND AND AN ADDITIONAL $450.0 MILLION OF AUTHORIZATION UNDER ITS SHARE REPURCHASE PROGRAM
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COVINGTON, LA. (May 4, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) has declared a quarterly cash dividend of $0.80 per share, a 38% increase over the previous quarterly dividend amount of $0.58 per share. The dividend is payable on May 28, 2021, to stockholders of record on May 17, 2021. As of May 3, 2021, there were 40,131,408 shares of common stock outstanding.

The company also announced that the Board has authorized an additional $450.0 million under its existing share repurchase program for the purchase of the company’s common stock in the open market at prevailing market prices. This amount adds to the $107.4 million remaining under its existing authorization as of May 4, 2021, bringing its total authorization available to $557.4 million.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 400 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2020 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com